Exhibit 10.1

Garden State Securities Inc.

328 Newman Springs Rd.

Red Bank, NJ 07707

August 1, 2013

Numbeer, Inc.

Good Earth Energy Conservation, Inc.

7660 Pebble Drive,

Fort Worth, TX 76118

Attn: James Emmons, President

Re:	Engagement Agreement

Dear Mr. Emmons:

This letter sets forth the Agreement (the “Letter Agreement”) by and among Numbeer, Inc. and its subsidiaries, including but not limited to Good Earth Energy Conservation, Inc., and affiliates (collectively herein referred as the “Company”) and Garden State Securities Inc. and its subsidiaries and its affiliates (“GSS”) with respect to the engagement of GSS to act as an exclusive selling/placement agent for the Company.

In connection with its engagement hereunder, this Letter Agreement confirms the Company’s understanding of GSS’s intention to attempt to utilize its best efforts to affect the following:

1.	Review the business and operation of the Company and its historical and projected financial condition.
2.	Advise Company of “best efforts” Private Placement/public offering of debt or equity securities to fulfill the Company’s business plan.
3.	Contact for the Company possible financing sources.

Notwithstanding the foregoing, the intent herein described shall not obligate GSS to effect any public or private financing for the Company. Any such obligation shall be conditioned in its entirety upon the execution and delivery by GSS of an Agency or Underwriting Agreement satisfactory to GSS and the Company and satisfactory due diligence performed by GSS.

1. Term:

GSS shall act as the Company’s exclusive placement/selling agent from the date of the execution of this Letter Agreement until the later of; (i) 90 days from the date of the execution of this Letter Agreement; or (ii) the end of the offering period of the Securities Financing (the “Exclusive Period”). GSS shall act as the Company’s non-exclusive placement/selling agent after the Exclusive Period until terminated. However, it is understood that GSS will not receive compensation on any investors listed on Exhibit A, who were already contacted or who will be contacted (as agreed and defined in Section 2 “Compensation” of this Letter Agreement”) by Young American Capital, Sunrise Securities and Good Earth representatives.

2. Compensation:

The Company agrees to pay to GSS at each full or incremental closing of any equity financing, convertible debt financing, debt conversion or any instrument convertible or exercisable into the Company’s common stock (the “Securities Financing”) during the Exclusive Period; (i) a cash transaction fee in the amount of 9% of the amount of the Securities Financing; and (ii) warrants (the “Warrants”) with “piggy back” registration rights, equal to 10% of the stock and warrants (on an as converted or exercised basis) issued in the Securities Financing at an exercise price equal to the investor’s warrant exercise price of the Securities Financing. The Company agrees to pay to GSS at each full or incremental closing of any equity financing, convertible debt financing, debt conversion or any instrument convertible or exercisable into the Company’s common stock (the “Securities Financing”) after the Exclusive Period on any Source(s) (described in Section 5) contacted by GSS for the purpose of investing in a Securities Financing; (i) a cash transaction fee in the amount of 9% of the amount of the Securities Financing; and (ii) warrants (the “Warrants”) with “piggy back” registration rights, equal to 10% of the stock and warrants (on an as converted or exercised basis) issued in the Securities Financing at an exercise price equal to the investor’s warrant exercise price of the Securities Financing The Warrants shall have a 5-year term and will have a cashless exercise. All funds shall be deposited in a third party bank escrow account to be designated by GSS and released to the Company at the same time as payment of the above stated fees and expenses are made to GSS. The Company will pay the expense of the Escrow account. The Company will pay a $7,500 non-refundable due diligence fee to GSS upon request of GSS to begin a Securities Financing that involves a Private Placement Memorandum (“PPM”). The Company will also pay, at closing, the expense of GSS’s legal counsel in connection to the Securities Financing equal to $25,000 for an institutional Securities Financing and $30,000 for a Securities Financing involving a PPM. However, the Company will pay to GSS’s legal counsel a non-refundable advancement of $7,500 to be credited against the full legal fee described above, once terms of the Securities Financing have been agreed to by the Company and GSS and formal offering documents are then required to be drafted. At the initial closing of the Securities Financing, the Company shall pay to GSS a non-refundable banking fee of $20,000 for the structuring of the Securities Financing. The Company shall also cause, at its cost and expense, all “blue sky” filings related to the Securities Financing and required by applicable law to be made in due and proper form and substance and in a timely manner as required under the laws of the states in which Securities are sold (“Blue Sky Filings”). In addition, the Company shall cause, at its cost and expense, a Form D related to the Securities Financing to be filed with the Securities and Exchange Commission (“SEC”) in due and proper form and substance and in a timely manner. The Company shall deliver true and correct copies of all Blue Sky Filings and the Form D, as filed with the SEC, to GSS within 15 days of the final closing date. It is also understood that GSS will not receive compensation on any investors listed on Exhibit A of this Letter Agreement (“Excluded Investors”), who were already contacted by Young American Capital, Sunrise Securities and Good Earth representatives. The Company will not enter into any financing that is different from the offering as detailed in Exhibit B with an Excluded Investor during the Exclusive Period without the written consent of GSS, however, that consent will not be unreasonably withheld. Any investors that the Company wants to add to Exhibit A, after the date of execution of this Letter Agreement, must be approved in writing (email included) by GSS, such approval will not be unreasonably withheld, to be classified as Excluded Investors.

3. Access to Premises:

In connection with the performance of services hereunder, the Company shall make its facilities, management and employees available to GSS and its representatives, during normal working hours, and shall be responsive to any and all reasonable requests for information made by GSS, with reasonable notice and with confidentiality. In performing its services hereunder, GSS shall be entitled to rely upon and assume, without independent verification, the accuracy and completeness of all information that is available from public sources and of all information that has been furnished to it by the Company and shall have no obligation to verify the accuracy or completeness of any such information or to conduct any appraisal of any assets.

4. Mergers and Acquisitions:

In the event that the Company enters into a merger, acquisition, sale transaction or business relationship (the “Transaction”) with a Source(s) introduced to the Company by GSS, GSS shall be entitled to receive a fee in the same form of Consideration on the same terms over the same period (i.e. if GSS’s introduction results in a cash transaction, then GSS will be compensated in cash; if GSS’s introduction results in a stock transaction, then GSS will be compensated in stock) equal to 5% of the total value of the Transaction. For the purposes of this Letter Agreement, “Consideration” means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including without limitation, indebtedness for borrowed money, pension liabilities and guarantees), license fees, royalty fees, joint venture interests or other property, obligations or services, paid or payable by or to the Company directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with a Transaction. The value of such Consideration shall be determined as follows:

1.	The value of securities, liabilities, obligations, property and services shall be the fair market value as reasonably determined by an independent third party to be mutually agreed upon by GSS and the Company.
2.	The value of indebtedness assumed, shall be the face amount.

If Consideration payable in a Transaction includes contingent payments to be calculated by references to uncertain future occurrences, such as future financial or business performance, then any fees of GSS’s relating to such consideration shall be payable at the earlier of (i) the receipt of such Consideration or (ii) the time that the amount of such Consideration can be determined.

5. Future Financing:

If the Company were to receive any additional capital within eighteen (18) months from either the later of; (i) the closing of the Securities Financing from any investors that invested in the Securities Financing; and/or (ii) date of termination of this Letter Agreement from any Source(s) contacted by GSS for the purpose of investing in the Securities Financing; the Company will pay to GSS a cash fee of 9% of the amount raised at the closing of any such financing along with the Warrants detailed above in Section 2 of this Letter Agreement, with the exception of Excluded Investors. If the Company were to enter into a Transaction within eighteen (18) months from the time any Source(s) are contacted by GSS for the purpose of entering into a Transaction, the Company will pay to GSS a cash fee of 5% of the Consideration of the Transaction. The Company will not circumvent GSS and will not attempt to deal directly or indirectly through agents or representatives of the Company, with such Source(s) or investors without prior written consent of an officer of GSS. As used in this Letter Agreement, the term “Source(s)” shall be broadly interpreted to include, without limitation, any corporation, company, institution, partnership, individual and all of the Source(s)’ affiliates that are directly or indirectly contacted by GSS for the purpose of investing in the Securities Financing or the purpose of entering into a Transaction. GSS will periodically provide the Company with a list of all Source(s) contacted by GSS, upon request from the Company. This paragraph shall survive any termination of this Letter Agreement.

6. Expenses:

Except as provided in Section 2 of this Letter Agreement, the Company hereby agrees to pay all filing fees, charges and expenses incident to the performance by the Company of its obligations hereunder, including, without limitation, all fees, charges, and expenses in connection with:  (i) the issuance, sale, transfer, and delivery of the Securities, including any transfer or other taxes payable thereon and the fees of any transfer agent or registrar; (ii) the securing of an exemption therefrom under state or foreign "blue sky" or securities laws, including without limitation, filing fees payable in the jurisdictions in which such registration or qualification or exemption therefrom is sought and disbursements in connection therewith; (iii) filing fees payable to the SEC, if any; and (iv)  pre-approved (by the Company and GSS) traveling and lodging expenses in connection with the sale of securities for the Securities Financing.

7. Intentionally Left Blank:

8. Indemnification:

The Company agrees to indemnify GSS and certain other entities and persons as set forth in Schedule I.

9. Disclosure:

(a)	The Company recognizes and confirms that GSS, in acting pursuant to this engagement, will be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of the Company, and that GSS does not assume responsibility for and may rely, without independent verification, on the accuracy and the completeness of any such reports and information. The Company hereby warrants that all of its information relating to the Company will not contain any untrue statement of a material fact or omit to state any material fact or omit to state any material fact necessary to make the statements contained herein, in the light of the circumstances under which they were made, not misleading. The Company agrees to provide GSS with (i) prompt notice of any material development affecting the Company; (ii) such other information concerning the business and financial condition of the Company as GSS may from time to time reasonably request provided that such information is maintained by GSS pursuant to a confidentiality agreement. GSS agrees to distribute information regarding the Company, not in the public domain, only with written approval by the Company.

(b)	The Company agrees that any information or advise rendered by GSS or its representatives in connection with this engagement is for the confidential use of the Company only and, except as otherwise required by law, the Company has not and will not permit any third party to disclose or otherwise refer to such advice or information in any manner without GSS’s prior written consent, unless such information becomes part of the public domain through no fault of the Company.

(c)	GSS agrees that any information, plans or data regarding the Company and its activities are for the confidential use of GSS only and, except as otherwise required by law or otherwise in the public domain, GSS will not disclose or otherwise permit any third party to disclose or otherwise refer to, without the Company’s prior written consent.

10. Termination:

The Company and GSS will each have the right to terminate this Letter Agreement at any time after the later of 90 days from the execution of this Letter Agreement or end of the offering period of the Securities Financing, provided prior written notice is given 20 days before termination. Any termination of this Letter Agreement shall not affect or limit (i) the rights of GSS or any other indemnified person (as defined in schedule I hereto) to receive indemnification, (ii) rights to receive fees accrued prior to such termination, (iii) the rights of GSS to receive fees and be covenanted to all of the terms and conditions detailed in Section 2, Section 4 and Section 5 of this Letter Agreement on any Securities Financing and/or Transaction that was negotiated during the term of this Letter Agreement and/or closes after any termination and (iv) the rights detailed in Section 5 of this Letter Agreement.

11. Miscellaneous:

GSS may, at its own expense, place announcements or advertisements in financial newspapers and journals describing its services hereunder, provided that the same shall comply with securities laws and shall be approved by the Company prior to dissemination.

12. Governing Law:

This Agreement (a) shall be governed by and construed in accordance with the laws of the State of New York and the parties agree that any dispute, claim or controversy relating to or arising out of this Agreement or the performance of its terms shall be resolved and conducted in the County and State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, (b) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist hereto, (c) may not be amended or modified except in writing executed by the Company and GSS and (d) shall be binding upon and inure to the benefit of the Company, GSS, and other indemnified Parties and their respective successors and assigns.

If you are in agreement with the foregoing, please execute the enclosed counterpart of this letter in the space below provided for that purpose and deliver it to the undersigned, whereupon the terms hereof shall become a binding agreement between us.

The investment banking staff of GSS and its affiliates look forward to working with you.

Very truly yours,

/s/ Ernest Pellegrino

Ernest Pellegrino

Garden State Securities Corp.

AGREED TO AND ACCEPTED

THIS 1st DAY OF August, 2013

/s/ James R. Emmons

By: James R. Emmons, President

Numbeer, Inc.

Good Earth Energy Conservation, Inc.

Schedule I

Good Earth Energy Conservation, Inc. (the “Company”) referred to in the attached Letter Agreement (the “Letter Agreement”) agrees to indemnify and hold harmless Garden State Securities Inc. (“GSS”) and its affiliates, and the respective directors, officers, agents and employees of GSS and its affiliates and each other entity or person, if any, controlling GSS or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933, as amended, (GSS and each such entity or person being referred to as an “Indemnified Person”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) relating to or arising out of activities performed pursuant to the Letter Agreement, the transactions contemplated thereby or GSS’s role in connection therewith, or caused by any untrue statements of material nature contained in any document provided to GSS by the Company which documents are relied upon by GSS in connection with its performance of the Letter Agreement, and will reimburse GSS and any other Indemnified Person for all expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by GSS or any such other Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation to which GSS (or any other Indemnified Person) is a party, in each case, as such expenses are incurred or paid. The Company will not, however, be responsible for any such losses, claims, damages, liabilities or expenses of any Indemnified Person that are determined by final judgment of a court of competent jurisdiction to have primarily resulted from actions taken or omitted to be taken by such Indemnified Person in bad faith, intentional misconduct, or from such indemnified Person’s gross negligence. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the Letter Agreement, any transactions contemplated thereby or GSS’s role in connection therewith, expect for any such liability for losses, claims, damages liabilities or expenses incurred by the Company that are determined by final judgment of a court of competent jurisdiction to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person in bad faith, intentional misconduct, or from such Indemnified Person’s gross negligence.

Upon receipt by an Indemnified Person of actual notice of a claim, action or proceeding against such Indemnified Person in respect of which indemnity may be sought hereunder, such Indemnified Person shall promptly notify the Company after any action is commenced by way of service with a summons or other legal process (giving information as to the nature and basis of the claim) against such Indemnified Person. In any event, failure so to notify the Company shall not relieve the Company from any liability that the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company will, if requested by an Indemnified Person, assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel reasonably satisfactory to GSS and the payment of the fees and expenses of such counsel, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel retained by any Indemnified Person in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which the Company shall have so assumed, any Indemnified Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Company and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel or (ii) the named parties to any such litigation or proceeding (including any impeded parties) include the Company and such Indemnified Person and representation of both parties by the same counsel would in the opinion of counsel to such Indemnified Person, be inappropriate due to actual or potential differing interests between the Company and such Indemnified Person. The Company shall not be liable for any settlement of any litigation or proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgment. If the Company assumes the defense of any litigation or proceeding, the Company will not settle such litigation or proceeding without GSS’s written consent, which shall not be unreasonably withheld.

If for any reason the foregoing indemnification is unavailable to an Indemnified Person or insufficient to hold it harmless, the Company shall contribute to the amount paid or payable by the Indemnified Person as a result of such loss, claim, damage or liability in proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Indemnified Person on the other hand. Notwithstanding the foregoing, under no circumstances shall any Indemnified Person’s aggregate contribution to any losses, claims, damages and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received hereunder.

The provisions contained in this Schedule I shall remain operative and in full force and effect regardless of the expiration of any termination of the Letter Agreement.

Exhibit A

[Intentionally deleted]

Exhibit B

TERM SHEET

FOR COMMON STOCK OFFERING OF

GOOD EARTH ENERGY CONSERVATION, INC.

JULY 1, 2013

This Term Sheet summarizes the principal terms of the Common Stock Offering of Good Earth Energy Conservation, Inc., a Delaware corporation (the “Company”).

OFFERING TERMS

Closing Date:	The first Closing (“Closing”) is expected to be on or before July 12, 2013, with additional Closing(s) within 30 days thereafter.

Amount Raised:	Up to a maximum of $5,000,000.

Price Per Share:	$.60 per share (based on the capitalization of the Company set forth below) (the “Original Purchase Price”), post-split basis. Share price of $1.51 on a pre-split basis.

Pre-Money Valuation:	The Original Purchase Price is based upon a pre-money valuation of $12,485,533. Assuming conversion of the 2012 Convertible Notes, which are convertible at the Note holders’ option into 5,384,615 million Common Shares, the pre-money valuation is $15,716,302.

Warrant Coverage:	50% Warrant Coverage, 5 year warrants, at $.80 per share Strike Price.

Capitalization:	The Company’s capital structure before and after the Closing is set forth on Exhibit A.

SUBSCRIPTION AGREEMENT

Representations and Warranties:	Standard representations and warranties by the Company.

Registration Rights:

Registrable Securities:	All shares of Common Stock held by the Investors will be deemed “Registrable Securities”.

Piggyback Registration:	The holders of Registrable Securities will be entitled to “piggyback” registration rights on all registration statements of the Company.

Lock-up:	Investors shall agree not to sell or transfer any shares of Common Stock for a period of up to 180 days to comply with applicable regulatory requirement.

Exhibit B

Pre and Post-Financing Capitalization (Post-Split Basis)

	Pre-Financing		Post-Financing
Security	# of Shares	%	# of Shares	%
Common	20,809,222	100	20,809,222	60

Common - Convertible Notes			5,384,615	16

Common - $5m Stock Offering			8,333,333	24

Total	20,809,222	100	34,527,170	100

Pre and Post-Financing Capitalization (Pre-Split Basis)

	Pre-Financing		Post-Financing
Security	# of Shares	%	# of Shares	%
Common	8,268,197	100	8,268,197	60

Common - Convertible Notes			2,139,487	16

Common - $5m Stock Offering			3,311,111	24

Total	8,268,197	100	13,718,795	100